Exhibit 10.1

November 2, 2011

Mr. John M. Connolly

c/o Bain Capital Ventures

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Dear John,

Reference is hereby made to the Offer Letter dated March 8, 2011, as amended effective July 12, 2011, between you and The Princeton Review, Inc. (the “Company”). The purpose of this letter (the “Amendment”) is to amend the Offer Letter to extend its term. Unless otherwise defined herein, capitalized terms used in this Amendment shall be as defined in the Offer Letter.

1. Term of Employment. The term of your employment is hereby extended for five months (the “Employment Extension Period”), from November 8, 2011 (the eight-month anniversary of the Commencement Date) to April 7, 2012.

2. Cash and Equity Compensation. In consideration of your service during the Employment Extension Period, the Company shall compensate you as follows:

a.	Cash Compensation. For the period November 8, 2011 to December 7, 2011, the Company will pay you cash compensation in the amount of $100,000.00. For each month during the period beginning on December 8, 2011 and ending on April 7, 2012, the Company will pay you cash compensation in the amount of $50,000.00 per month. The foregoing cash payments shall be net of any tax or other amounts required to be withheld by the Company under applicable law:

b.	RSU Awards. The Company shall grant you the following Restricted Stock Units (“RSU”) awards under the Plan (the “Extension RSU Awards”):

Grant Date	Number of RSUs
November 8, 2011	240,385
December 8, 2011	120,193
January 8, 2012	120,193
February 8, 2012	120,192
March 8, 2012	120,192

Each Extension RSU Award shall be granted pursuant to a separate award agreement under the Plan to be executed effective as of the award grant date, shall vest in full on the one-month anniversary of the grant date, and shall be settled and paid to you in shares of the Company’s common stock no later than 30 days following the grant date. Notwithstanding the foregoing, if the Company does not have sufficient shares available for issuance under the Plan to cover the full number of shares to be issued under an applicable Extension RSU Award, then the Company shall have the option, in lieu of issuing shares, to pay to you a cash amount of $.2080 per share for each share of the applicable Extension RSU Award that exceeds the number of shares available under the Plan. Further, if the Company terminates your employment for Cause, you shall forfeit your right to receive any unvested and/or unpaid portion of an Extension RSU Award.

4. No Other Amendments. Except to the extent specifically amended hereby, the Offer Letter is unmodified and remains in full force and effect. All provisions of Section 6 (Miscellaneous) of the Offer Letter are applicable to this Amendment with the same force and effect as if fully set forth herein.

Please indicate your acceptance of this Amendment by signing and dating the enclosed copy of this Amendment and returning it to the Company no later than November 8, 2011.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:
	Name:	Christian G. Kasper
	Title:	EVP & CFO

Accepted and Agreed:

John M. Connolly

Date: , 2011